Filed Pursuant to Rule 433

Registration No. 333-182440

TERM SHEET

Dated November 3, 2014

$500,000,000

3.950% Senior Notes due 2024

This term sheet relates only to the securities described below and supplements and should be read together with the preliminary prospectus supplement, dated November 3, 2014 and the accompanying prospectus (including the documents incorporated by reference in the accompanying prospectus) relating to these securities.

Issuer:	Discover Financial Services
Security:	3.950% Senior Notes due 2024
Ratings (Moody’s / S&P / Fitch):*	Ba1 (stable)/BBB- (positive)/BBB+ (stable)
Currency:	USD
Size:	$500,000,000
Maturity:	November 6, 2024
Coupon:	3.950%
Payment Frequency:	Semi-Annually
Day Count Convention:	30/360
Benchmark Treasury:	2.375% UST due August 15, 2024
Benchmark Treasury Price and Yield	100-04+; 2.359%
Spread to Benchmark Treasury	160 bps
Yield to Maturity:	3.959%
Price to Public:	99.926% of face amount
Interest Payment Dates:	May 6 and November 6 of each year, commencing May 6, 2015
Trade Date:	November 3, 2014
Settlement Date:	November 6, 2014 (T+3)
Denominations	$2,000 x $1,000
CUSIP/ISIN:	254709AK4 / US254709AK45
Optional Redemption:	Redeemable by the issuer at any time on or after August 6, 2024 (three months prior to the maturity date) at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, as described in the preliminary prospectus supplement.

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:	J.P. Morgan Securities LLC RBS Securities Inc.

Junior Co-Manager:	Mischler Financial Group, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Discover Financial Services has filed a registration statement (including a prospectus dated as of June 29, 2012) and a preliminary prospectus supplement dated as of November 3, 2014 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents Discover Financial Services has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, copies of the prospectus and the preliminary prospectus supplement may be obtained from (i) Citigroup Global Markets Inc. by calling toll-free at 1-800-831-9146 or by emailing prospectus@citi.com; (ii) Deutsche Bank Securities Inc. by calling toll-free at 1-800-503-4611 or by emailing prospectus.cpdg@db.com; and (iii) Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling toll-free at 1-800-294-1322.